                                  EXHIBIT 3.1

                              AMENDED AND RESTATED

                        CERTIFICATE OF INCORPORATION OF

                       SQL FINANCIALS INTERNATIONAL, INC.


     The undersigned, being the President of SQL FINANCIALS INTERNATIONAL, INC., a Delaware corporation, hereby certifies that:
                                       1.

     (a) The name of the Corporation is SQL FINANCIALS INTERNATIONAL, INC. (the "Corporation").

     (b) The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of Delaware was November 20, 1991.

                                       2.

     This Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation, as amended, of the Corporation and was duly adopted by written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the "Code"), and written notice thereof was given to all non-participating stockholders in accordance with Section 228(d) of the Code.

                                       3.

     The Certificate of Incorporation of the Corporation, as restated and amended hereby, shall, upon its filing with the Secretary of State of the State of Delaware, read in its entirety as follows:

                                ARTICLE 1:  NAME

     The name of this Corporation is:

                       SQL FINANCIALS INTERNATIONAL, INC.

                               ARTICLE 2:  AGENT

     The name and address in the State of Delaware of this Corporation's registered office and initial agent for service of process (located in New Castle County) are as follows:

                         THE CORPORATION TRUST COMPANY
                            Corporation Trust Center
                               1209 Orange Street
                          Wilmington, Delaware  19801

                              ARTICLE 3:  PURPOSE

     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                          ARTICLE 4:  SHARE STRUCTURE

     This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 9,500,000 shares, of which 6,000,000 shares are Common Stock, $.0001 par value per share, and 3,500,000 shares are Preferred Stock, $1.00 par value per share.

     The Preferred Stock may be issued from time to time in one or more series with distinctive serial designations, at such purchase prices and with such relative rights, preferences, privileges and restrictions as are determined from time to time by the Board of Directors. The shares of each series of Preferred Stock may vary from the shares of any other series of Preferred Stock in the Conversion Rate, Conversion Value, Conversion Price and any other factors which are determined by the price per share paid for such Preferred Stock, and as to redemption rights, if any, and voting rights, if any, but shall otherwise be identical. The Board of Directors may create any such series of Preferred Stock by resolution duly adopted pursuant to authority hereby granted.

     On the date this document is filed with the Delaware Secretary of State,
(i) 262,500 shares of Preferred Stock issued and outstanding are known and previously have been designated as Series A Convertible Preferred Stock ("Series A Preferred Stock"), (ii) 454,888 shares of Preferred Stock, of which 454,888 shares are issued and outstanding, are known and previously have been designated as Series B Convertible Preferred Stock ("Series B Preferred Stock"); (iii) 516,072 shares of Preferred Stock of which 428,572 shares are issued and outstanding are known and designated as Series C Convertible Preferred Stock ("Series C Preferred Stock"); (iv) 727,500 shares of Preferred Stock, of which 701,755 shares are issued and outstanding, are known and designated as Series D Convertible Preferred Stock ("Series D Preferred Stock"), and (v) 706,396 shares of Preferred Stock, of which 697,675 are issued and outstanding, are known and designated as Series E Convertible Preferred Stock ("Series E Preferred Stock"). A total of 675,630 shares of Preferred Stock shall be known and designated as Series F Convertible Preferred Stock ("Series F Preferred Stock"). The Board of Directors from time to time may increase or decrease the number of shares of any series, but not, in the case of a decrease, to a number less than the number of shares of such series then outstanding.

     The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and the Preferred Stock are as follows:

     1.  DIVIDENDS.  The holders of the Preferred Stock shall be entitled to
         ---------
participate with the holders of Common Stock in any dividends paid or set aside for payment (other than dividends payable solely in shares of Common Stock) so that holders of the Preferred

Stock shall receive with respect to each share of Preferred Stock an amount equal to (x) the dividend payable with respect to each share of Common Stock multiplied by (y) the number of shares (and fraction of a share, if any) of Common Stock into which such share of Preferred Stock is convertible as of the record date for such dividend.

     2.  LIQUIDATION PREFERENCE.
         ----------------------

         (a)  Preference.
              ----------

               (i) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily, the holders of the Preferred Stock shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock of the Corporation, an amount equal to (A) the consideration per share paid for such Preferred Stock, which is equal to $4.00 per share of Series A Preferred Stock, $6.65 per share of Series B Preferred Stock, $7.00 per share of Series C Preferred Stock, $8.55 per share of Series D Preferred Stock, $8.60 per share of Series E Preferred Stock, and $9.60 per share of Series F Preferred Stock plus (B) a further amount equal to any dividends declared or accrued but unpaid on such shares, pari passu with the holders of all Additional Series (as hereinafter defined) based on the relative liquidation preferences of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and such Additional Series. If, upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the shareholders of the Corporation are insufficient to provide for the payment of the full aforesaid preferential amount, such assets as are so available shall be distributed among the holders of the Preferred Stock in proportion to the relative aggregate liquidation preferences of the Preferred Stock so held.

               (ii) After the payment or the setting apart for payment to the holders of the Preferred Stock of the preferential amounts so payable to them, if assets remain in the Corporation the holders of the Common Stock of the Corporation shall receive all of the remaining assets of the Corporation pro rata in accordance with the number of shares of Common Stock held by them.

               (iii) All amounts per share set forth in this subparagraph 2(a) shall be appropriately adjusted for any stock splits, stock combinations, stock dividends or similar recapitalizations.

          (b) Noncash Distributions.  If any of the assets of the Corporation
              ---------------------
are to be distributed other than in cash under this paragraph 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage independent competent appraisers to determine the value of the assets to be distributed to the holders of Preferred Stock or Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Preferred Stock or Common Stock of the appraiser's valuation.

          (c) Consolidation or Merger.  A consolidation or merger of the
              -----------------------
Corporation with or into any other corporation or corporations (other than a consolidation or merger following which the holders of 51% or more of the capital stock of the resulting or surviving entity, based on voting power in the election of directors, are persons or entities who were shareholders of the Corporation immediately prior to such consolidation or merger), or a sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this paragraph 2, unless in any such particular event the holders of more than 80% of the then outstanding shares of Preferred Stock, voting together as a single class, determine that such particular event shall not, for purposes of this paragraph 2, be deemed a liquidation, dissolution or winding up.

          3. VOTING RIGHTS.  Except as otherwise provided in the series
             -------------
resolution creating any Additional Series (as hereinafter defined), the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or written consent of shareholders and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Except as otherwise provided in the series resolution creating any Additional Series (as hereinafter defined), the holder of each share of Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon all other matters submitted to a vote of shareholders, except those matters required to be submitted to a class or series vote pursuant to paragraph 5 or by law. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

          4. CONVERSION.  Preferred Stock shall be convertible into Common
             ----------
Stock, as follows:

             (a) Right to Convert.  Each share of Preferred Stock shall be
                 ----------------
convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation. Each share of Preferred Stock shall be convertible into the number of shares of Common Stock which results from dividing the "Conversion Price" per share in effect at the time of conversion into the "Conversion Value" per share. The number of shares of Common Stock into which a share of Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate." Both the Conversion Price per share of Preferred Stock (the "Conversion Price") and the Conversion Value per share of Preferred Stock initially in effect shall be equal to the consideration paid for such Preferred Stock, which is equal to $4.00 per share of Series A Preferred Stock, $6.65 per share of Series B Preferred Stock, $7.00 per share of Series C Preferred Stock, $8.55 per share of Series D Preferred Stock, $8.60 per share of Series E Preferred Stock, and $9.60 per share of Series F Preferred Stock. The initial Conversion Price of Preferred Stock shall be subject to adjustment as hereinafter provided.

             (b) Automatic Conversion.  Each share of Preferred Stock shall
                 --------------------
automatically be converted into shares of Common Stock at its then effective Conversion Rate immediately upon the closing of a public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering any of the corporation's securities (as that term is defined under the Securities Act of 1933, as then in effect) with aggregate gross proceeds to the Corporation, at the public offering price, of at least $10,000,000 and an equivalent public offering price per share of Common Stock of at least $18.00 (such amount to be appropriately adjusted in the event of stock splits, stock combinations, stock dividends or similar recapitalizations).

             (c) Mechanics of Conversion.  Before any holder of Preferred Stock
                 -----------------------
shall be entitled to convert the same into shares of Common Stock as provided in paragraph 4(a), he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation and shall give written notice to the Corporation at such office that he elects to convert the same. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

             In the event of an automatic conversion pursuant to paragraph 4(b), the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation as provided above, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

             (d) Fractional Shares. No fractional shares of Common Stock shall
                 -----------------
be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the Conversion Price.

             (e) Adjustment of Conversion Price.  The Conversion Price of each
                 ------------------------------
series of Preferred Stock shall be subject to adjustment from time to time as follows:

               (i) If the Corporation shall issue any Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock (other than "Excluded Stock," as defined below, or stock dividends, subdivisions, split-ups, combinations or dividends, which such events are covered by subparagraphs 4(e)(iii), (iv), and (v)), for a consideration per share less than the Conversion Price for such series in effect immediately prior to the issuance of such Common Stock (or other securities convertible into or exchangeable for Common Stock), then the Conversion Price for such series shall forthwith be decreased immediately after such issuance to a price equal to the quotient obtained by dividing:

                    (A) an amount equal to the sum of: (x) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this subparagraph (i)) immediately prior to such issuance multiplied by the Conversion Price in effect immediately prior to such issuance plus (y) the consideration received by the Corporation upon such issuance, by

                    (B) the total number of shares of Common Stock outstanding (including any shares of Common Stock deemed to have been issued pursuant to subdivision (3) of this subparagraph (i)) immediately after the issuance of such Common Stock (or other securities convertible into or exchangeable for Common Stock).

                    For purposes of making any such calculation pursuant to this subparagraph (i), the shares of Common Stock issuable upon conversion of the outstanding shares of Preferred Stock, together with any other shares of Common Stock deemed issued and outstanding pursuant to subdivision (3) of this subparagraph (i), shall be deemed issued and outstanding at all times. For the purposes of this subparagraph (i), the following provisions shall also be applicable:

                         (1) In the case of the issuance of Common Stock for
               cash, the consideration received therefor shall be deemed to be the amount of cash paid therefor without deducting any discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

                         (2) In the case of the issuance of Common Stock for a
               consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors of the Corporation.

                         (3) In the case of the issuance of (i) options to
               purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible or exchangeable for

               Common Stock (other than Excluded Stock), or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                    (C) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to be issuable for a consideration equal to the consideration (determined in the manner provided in subdivisions (1) and (2) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common stock covered thereby;

                    (D) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to be issuable for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights, plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (1) and (2) above);

                    (E) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such options or rights or securities were issued, provided that the consideration for which such Common Stock is deemed to be issuable does not exceed the issuance price of securities issued in the latest bona fide round of financing by the Corporation;

                    (F) on any change in the number of shares of Common Stock deliverable upon exercise of any such options or rights or conversion of or exchange for such convertible or exchangeable securities, or on any change in the minimum purchase price of such options, rights or securities, other than a change resulting from the antidilution provisions of such options, rights or securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment (and any subsequent adjustments) made upon
          (x) the issuance of such options, rights or securities not exercised, converted or exchanged prior to such change, as the case may be, been made upon the basis of such change or (y) the options or rights related to such securities not converted or exchanged prior to such change, as the case may be, been made upon the basis of such change; and

                    (G) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment (and any subsequent adjustments) made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be.

                 (ii)  "Excluded Stock" shall mean:

                    (A) all shares of Common Stock issued and outstanding on the date this document is filed with the Delaware Secretary of State;

                    (B) all shares of Common Stock into which shares of Preferred Stock are convertible;

                    (C) up to 839,292 shares of Common Stock issued or issuable on or after the date referred to in (ii)(A) above upon exercise of options or other purchase rights granted to employees, officers, directors or consultants of the Corporation and approved by the Board of Directors of the Corporation (and any reissuance of such shares after repurchase thereof);

                    (D) up to 87,500 shares of Series C Preferred Stock and 25,745 shares of Series D Preferred Stock in each case issuable upon exercise of warrants issued on or after February 21, 1995;

                    (E) up to 8,721 shares of Series E Preferred Stock issuable upon exercise of warrants issued on or after March 28, 1997;

                    (F) up to 46,821 of Series F Preferred Stock issuable upon exercise of warrants issued on or after June 5, 1997; and


                    (G) all shares of Common Stock or other securities (including options, warrants and other purchase rights) issued or to be issued to employees, officers, directors, consultants, affiliates or lenders of the Corporation after receipt of written consent to such issuance from the holders of 60% of the then outstanding Preferred Stock and approval of such issuance by the Board of Directors of the Corporation.

                    Shares of Excluded Stock described in (C), (D), (E), (F) and
          (G) of this subparagraph 4(e)(ii) shall not be deemed to be outstanding for purposes of the computations of subparagraph 4(e)(i) above until actually issued.

             (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of the Preferred Stock shall be increased in proportion to such increase of outstanding shares.

             (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of the Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

             (v) In case the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of retained earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in such case, the holders of shares of Preferred Stock shall, concurrent with the distribution to holders of Common Stock, receive a like distribution based upon the number of shares of Common Stock into which such Preferred Stock is then convertible.

             (vi) in case, at any time after the date hereof, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, the shares of Preferred Stock shall, if such event is not deemed a liquidation for purposes of Subparagraph 2(c), after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition he had converted his shares of Preferred Stock into Common Stock. The provisions of this subparagraph (vi) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                   (vii) All calculations under this paragraph 4 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

               (f) Minimal Adjustments. No adjustment in a Conversion Price need
                   -------------------
be made if such adjustment would result in a change in a Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in a Conversion Price.

               (g) Certificate as to Adjustments.  Upon the occurrence of each
                   -----------------------------
adjustment or readjustment of a Conversion Price pursuant to this paragraph 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
(ii) the Conversion Price and Rate at the time in effect for the Preferred Stock held, and (iii) the number of shares of Common Stock and the amount if any, of other property which at the time would be received upon the conversion of the Preferred Stock.

               (h) Notices of Record Date.  In the event of any taking by the
                   ----------------------
Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

               (i) Reservation of Stock Issuable Upon Conversion. The
                   ---------------------------------------------
Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

               (j) Notices. Any notice required by the provisions of this
                   -------
paragraph 4 to be given to the holder of shares of the Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his latest address appearing on the books of the Corporation.

          5. REDEMPTION OF SERIES A, SERIES B, SERIES C, SERIES D, SERIES E AND
             ------------------------------------------------------------------
             SERIES F PREFERRED STOCK.
             ------------------------

             (a) On the 75th day following any Preferred Redemption Date, as defined below, and so long as any shares of Series A, Series B, Series C, Series D, Series E or Series F Preferred Stock (for purposes of this Section 5 "Redeemable Preferred Stock") shall be outstanding, the Corporation shall at the request of any holder of Redeemable Preferred Stock sent on or before the later of the 30th day following such Preferred Redemption Date or the 10th day following receipt of the notice specified in paragraph 5(d) (unless otherwise prevented by law and, if so prevented, as soon thereafter as is permissible) redeem, at an amount per share equal to the Conversion Value of such Redeemable Preferred Stock as of such Preferred Redemption Date plus declared but unpaid dividends, if any, payable with respect thereto, the portion of the shares of each such series of Preferred Stock held by such holder set forth below. The total sum payable for shares of Preferred Stock on the Preferred Redemption Date is hereinafter referred to as the "Preferred Redemption Price." As used herein, the term "Preferred Redemption Date" shall mean any of the following dates:

                                                         Percentage of
                                                   Outstanding Redeemable
       Preferred Redemption Dates                      Preferred Stock
       --------------------------                  ----------------------

       (i)   The date of termination of
             the employment of Joseph S.
             McCall with the Corporation
             for any reason other than
             disability, as defined below                    100.00%

       (ii)  September 30, 1998                               33.33%

       (iii) September 30, 1999                               50.00%

       (iv)  September 30, 2000                              100.00%

             (b) If upon any redemption the assets of the Corporation legally available for redemption shall be insufficient to pay the holders of Redeemable Preferred Stock the full amounts to which they shall be entitled, the holders of shares of Redeemable Preferred Stock shall share ratably in any such redemption according to the respective amounts which would be payable in respect of shares held by them upon such redemption if all amounts payable on or with respect to said shares were paid in full. If less than all the shares of Redeemable Preferred Stock then outstanding are to be redeemed, the redemption shall be pro rata with respect to such shares based upon the relative aggregate liquidation preferences of the outstanding shares of Redeemable Preferred Stock then owned by each holder thereof. On and after the Preferred Redemption Date (unless default shall be made by the Corporation in the payment of the applicable Preferred Redemption Price as hereinafter provided, in which event such rights shall be exercisable until such default is cured), all rights in respect of the shares of Redeemable Preferred Stock, to be redeemed, except the right to receive the applicable Preferred

Redemption Price as hereinafter provided, shall cease and terminate; and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation. As used herein, the term "disability" shall mean the inability, for any medical reason, to perform substantial duties as an executive officer of the Corporation, as determined in good faith by the Board of Directors of the Corporation (excluding for this purpose Joseph S. McCall, if a director, and any representative of a holder of Redeemable Preferred Stock who is a director).

          (c) Any request for redemption as herein provided shall be mailed by first class certified mail, return receipt requested, postage prepaid, to the Corporation at its then current address. At any time on or after the Preferred Redemption Date, the holders of record of shares of Redeemable Preferred Stock to be redeemed shall be entitled to receive the applicable Preferred Redemption Price upon actual delivery to the Corporation or its agent of the certificates representing the shares to be redeemed.

          (d) Within five business days following receipt of any request for redemption as herein provided, the Corporation shall notify each other holder of record of shares of Redeemable Preferred Stock which has not made a similar request with respect to the Preferred Redemption Date in question. Such notice shall specify the name of the holder or holders requesting redemption, the number of shares covered by such request or requests, and the Corporation's estimate of funds available for such purposes.

          (e) The Corporation will not, and will not permit any subsidiary of the Corporation to, purchase or acquire any shares of Redeemable Preferred Stock otherwise than pursuant to the terms of this paragraph 5 or pursuant to an offer made on the equivalent terms to all holders of Redeemable Preferred Stock at the time outstanding.

          (f) Once redeemed pursuant to the provisions of this paragraph 5, shares of Redeemable Preferred Stock shall be cancelled and not subject to reissuance.

          (g) No Redeemable Preferred Stock shall be entitled to the benefit of a sinking fund or purchase fund.

          (h) Notwithstanding anything contained herein to the contrary, the redemption rights granted to the holders of Redeemable Preferred Stock pursuant to the provisions of paragraph 5(a) above shall not be exercised by any holder of Redeemable Preferred Stock if, in the sole discretion of such holder, the exercise thereof would result in a violation of any statute or regulation applicable to such holder.

          6.   PROTECTIVE PROVISIONS.
               ---------------------

          (a) Approval of Preferred Stock.  So long as any of the Preferred
              ---------------------------
Stock shall be outstanding the Corporation shall not without obtaining the approval (by vote or written consent, as provided by law) of the holders of not less than a majority of the outstanding shares of Preferred Stock:

               (i) Change of Rights.  Materially and adversely alter or change
                   ----------------
     the rights, preferences or privileges of the Preferred Stock; or

               (ii) Create a New Class.  Create any new class or series of
                    ------------------
     shares having preferences over any outstanding shares of Preferred Stock as to dividends or assets, or authorize or issue shares of stock of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of stock of this Corporation having any preference or priority as to dividends or assets superior to or, except as provided in paragraph 6(b), on a parity with any such preference or priority of any outstanding shares of Preferred Stock; or

               (iii) Reclassification. Reclassify any class or series of any
                     ----------------
     Common Stock into shares having any preference or priority as to dividends or assets superior to or, except as provided in paragraph 6(b), on a parity with any such preference or priority of Preferred Stock; or

               (iv) Merger, Consolidation, Sale, etc., of Assets.  Merge or
                    --------------------------------------------
     consolidate with, or permit any of its subsidiaries to merge or consolidate with, any entity, except that any such subsidiary may be merged into the Corporation or any other such subsidiary; sell, lease, license or otherwise dispose of, or permit any such subsidiary to sell, lease, license or otherwise dispose of, all or substantially all of the consolidated assets of the Corporation in any twelve-month period; provided, that this paragraph 6(a)(iv) shall not be applicable with respect to any merger, consolidation, sale, lease, license or other disposition yielding net proceeds per share of Preferred Stock of at least $18.00 (such amount to be appropriately adjusted in the event of stock splits, stock combinations, stock dividends or similar recapitalizations). A sale of substantially all of the consolidated assets of the Corporation means the sale or other disposition of more than 50% of the value of the consolidated assets of the Corporation; or

               (v) Payment of Dividends.  Pay any dividend with respect to its
                   --------------------
     capital stock, other than dividends payable solely in shares of such capital stock.

          (b) Additional Series.  Notwithstanding any other provision of this
              -----------------
Certificate of Incorporation to the contrary, the Corporation may, without obtaining the consent of holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock or any Additional Series (as hereinafter defined), authorize by resolution of its Board of Directors (a "series resolution") and issue one or more additional series of the Corporation's Preferred Stock (each such series being referred to herein as an "Additional Series"); provided, however, that (i) each such Additional Series
                      --------  -------
shall have substantially the same terms, powers, preferences and rights as the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, Series E Preferred Stock and the Series F Preferred Stock except that the liquidation preference, the Conversion Value and the initial Conversion Price for each such Additional Series shall equal the purchase price per share paid for such stock, (ii) such Additional Series need not have voting rights or redemption rights, and (iii) in all other respects each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and any such Additional Series shall be pari
                                                                        ----
passu (with the shares of Series A Preferred Stock, Series B Preferred Stock,
-----
Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and each such Additional Series to share in liquidation proceeds based on their relative liquidation preferences).

                       ARTICLE 5:  LIABILITY OF DIRECTORS

          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same now exists or may hereafter be amended in a manner more favorable to directors, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

                    ARTICLE 6:  INDEMNIFICATION OF DIRECTORS

          The Corporation shall indemnify to the full extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor of the Corporation.

                       ARTICLE 7:  BALLOTING AT ELECTIONS

          Election of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

                        ARTICLE 8:  AMENDMENT OF BYLAWS

          The Board of Directors of the Corporation is expressly authorized to make, alter or repeal bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

                          ARTICLE 9:  CORPORATE BOOKS

          The books of the Corporation may be kept (subject to any provision of law) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

                           ARTICLE 10:  INCORPORATOR

          The name and mailing address of the incorporator is as follows:

                            G. Donald Johnson, Esq.
                     Womble Carlyle Sandridge & Rice, PLLC
                          1275 Peachtree Street, N.E.
                                   Suite 700
                            Atlanta, Georgia  30309


          IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on the 26th day of September, 1997.



                                   SQL FINANCIALS INTERNATIONAL, INC.



ATTEST:                            BY: /s/ Stephen P. Jeffery
                                       -------------------------------
                                       STEPHEN P. JEFFERY
                                       President
/s/ Arthur G. Walsh, Jr.
-------------------------------
ARTHUR G. WALSH, JR., Secretary

     [CORPORATE SEAL]

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